EXHIBIT 99.1

THE CHARLES SCHWAB CORPORATION

News Release

Contact:
MEDIA Greg Gable Phone: 415-636-5847	INVESTORS/ANALYSTS Rich Fowler Phone: 415-636-9869

SCHWAB ANNOUNCES AGREEMENT TO SELL U.S. TRUST

SAN FRANCISCO, November 20, 2006--The Charles Schwab Corporation today announced an agreement to sell U.S. Trust, its wealth management subsidiary, to Bank of America for $3.3 billion in cash.

The transaction is expected to close in the second quarter of 2007, subject to regulatory approvals. The company estimates it will record a pre-tax gain on the sale of approximately $1.9 billion, and that after-tax proceeds will total approximately $2.5 billion. Proceeds will be used for general corporate purposes, including share repurchases and continued investment in Schwab Investor Services, Schwab Institutional and Schwab Bank. As of month-end September 2006, U.S. Trust had assets under management of $94 billion and total client assets of $159 billion, or 12% of Schwab's $1.33 trillion in total client assets. Through the first nine months of 2006, U.S. Trust represented 17% of Schwab's revenue and 10% of pre-tax income.

"While CEO Peter Scaturro and his management team have done a great job improving U.S. Trust's business model and establishing a firm footing for their future growth and success, we have decided that the business and its clients will find even greater opportunity when combined with the platform and products available through Bank of America," said Charles R. Schwab, Schwab Chairman and CEO, and Chairman of the U.S. Trust Board of Directors. "I can't imagine a better match for U.S. Trust than with Bank of America, a world-class company with a broad scope of innovative wealth management products and services. As a U.S. Trust client myself, with no intention to leave, I'm confident this will be a real win for clients."

Mr. Schwab continued, "As for Schwab, this transaction will improve our overall profit margin and return on equity, and further sharpen our strategic focus on serving individual investors and independent investment advisors."

This press release contains forward-looking statements that reflect management's current expectations. These statements relate to the gain on, and proceeds from, the sale of U.S. Trust, as well as the company's future profit margin and return on equity performance. Achievement of these expectations is subject to risks and uncertainties that could cause actual results to differ materially from the expressed expectations. Important factors that may cause such differences include, but are not limited to, the final determination of related transaction costs and tax obligations, the timing of necessary approvals, and the company's ability to sustain or improve the financial performance of its remaining businesses.

The Charles Schwab Corporation (Nasdaq: SCHW) is a leading provider of financial services, with more than 330 offices and 6.8 million client brokerage accounts, 535,000 corporate retirement plan participants, 181,000 banking accounts, and $1.33 trillion in client assets as of September 30, 2006. Through its operating subsidiaries, the company provides a full range of securities brokerage, banking, money management and financial advisory services to individual investors and independent investment advisors. The Charles Schwab Bank, N.A. (member FDIC) provides banking and mortgage services and products. More information is available at www.schwab.com.

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